EXHIBIT 10.1

SECOND AMENDED BRIDGE LOAN AGREEMENT

THIS SECOND AMENDEDBRIDGE LOAN AGREEMENT is dated as of December 31, 2015, by and between SolarWindow Technologies, Inc., a corporation organized under the laws of the State of Nevada ("Borrower"), and Kalen Capital Corporation, a corporation organized under the laws of the Province of Alberta, Canada ("Creditor").

W I T N E S S E T H:

WHEREAS, Borrower and Creditor have entered into Bridge Loan Agreement dated as of October 7, 2013 (the "Original Agreement"), pursuant to which Creditor agreed to make a loan to Borrower in the principal amount of THREE MILLION DOLLARS (US$3,000,000) (the "Loan Amount");

WHEREAS, on November 10, 2014, Borrower and Creditor entered into an Amended Bridge Loan Agreement (the "First Amendment") pursuant to which the parties agreed to extend the maturity date of the Loan to December 31, 2015; and

WHEREAS, Borrower and Creditor desire to extend the maturity date of the Loan to December 31, 2017 (the "Maturity Date"), all on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, all capitalized but undefined terms used herein shall have the meaning set forth in the First Amendment.

2. Agreement to Extend Maturity Date. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, Creditor agrees to extend the maturity date of the Loan Amount and all accrued but unpaid interest due thereon to December 31, 2017. All references in the Amended Note to Maturity Date shall mean December 31, 2017. Unless requested by Creditor, no new promissory note shall be issued.

3. Issuance of Warrant. Contemporaneously with the signing of this Agreement, Borrower shall issue to Creditor such documentation as required to evidence the issuance of a Series N Stock Purchase Warrant (the "Series N Warrant") to purchase up to 767,000 shares of Borrower's common stock, representing approximately 15% of the shares and warrants that would have been issuable to Creditor had it converted the Loan Amount and all accrued but unpaid interest on the date hereof. The exercise price of the Series N Warrant shall be $3.83 per share, representing an approximately 15% discount to the volume weighted average price of the Borrower's shares of common stock for the 20 trading days prior to the date hereof. The Series N Warrant shall be exercisable for a period of five (5) years from the date of issuance and shall have a provision allowing the holder to exercise the warrant on a cashless basis.

4. Extension of Warrants. As consideration for Creditor agreeing to extend the Loan to the Maturity Date, Borrower hereby agrees to extend the termination date of all of Creditor's existing warrants to the later of: (i) the current termination date of the respective warrant, or (ii) December 31, 2020 (the "Extended Termination Date"). If requested by Creditor, Borrower shall exchange any current warrant for a new warrant evidencing the Extended Termination Date. Notwithstanding the foregoing, Creditor shall not be obligated to exchange any warrant and Borrower hereby agrees to amend its warrant registry to reflect the Extended Termination Date.

5. Conversion to Units of Borrower's Equity Securities. Creditor may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Loan, and any or all accrued and unpaid interest thereon into units of Borrower's equity securities as further set forth in the First Amendment. Notwithstanding the foregoing, the parties hereto agree that the warrant issuable as part of the Units upon conversion of the Loan shall have a floor of $1.00. Additionally, the parties agree that any reference in the First Amendment to Series L Warrant shall be changed to "Warrant," the series of which shall be designated at the time of issuance in the event of conversion by Creditor.

6. No Other Changes. Except as specifically set forth herein, the First Amendment shall remain in full force and effect

[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, the parties have entered into this Second Amended Bridge Loan Agreement as of the date first written above.

SolarWindow Technologies, Inc.

By:	/s/ John Conklin
Name:	John Conklin
Title:	President and Chief Executive Officer

Kalen Capital Corporation

By:	/s/ Harmel S. Rayat
Name:	Harmel S. Rayat
Title:	President